Exhibit 1.1

AMENDMENT NO. 1
TO THE
SALES AGREEMENT

This Amendment No. 1 to the Sales Agreement (this “Amendment”) is made and entered into as of December 2, 2025, by and among Aqua Metals, Inc., a Delaware corporation (the “Company”), and The Benchmark Company, LLC (the “Sales Agent”).

WHEREAS, the Company and the Sales Agent are party to that certain Sales Agreement, dated as of August 30, 2024 (as the same may have been heretofore amended, supplemented, modified and/or restated, the “Sales Agreement”; capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Sales Agreement);

WHEREAS, pursuant to Section 15 of the Sales Agreement, the Sales Agreement may be amended with the written consent of the Company and the Sales Agent; and

WHEREAS, the Company and the Sales Agent wish to amend the Sales Agreement, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Amendment to Section 1. The second paragraph of Section 1 of the Sales Agreement is hereby amended by deleting the reference to “File No. 333-267780” appearing therein and substituting File No. 333-290948” in its place.

2.            Amendment to Section 5(g). Section 5(g) of the Sales Agreement is hereby amended by deleting Section 5(g) in its entirety and replacing it with the following:

“No Applicable Registration or Other Similar Rights. Other than as disclosed in the Registration Statement or the Prospectus, there are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived or complied with. No person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Placement Shares hereunder, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated hereby or otherwise.”

3.            Amendment to Section 5(i). Section 5(i) of the Sales Agreement is hereby amended by deleting Section 5(i) in its entirety and replacing it with the following:

“Independent Accountants. To the knowledge of the Company, Forvis Mazars, LLP, whose reports are filed with the Commission and included or incorporated by reference in the Registration Statement and the Prospectus, is an independent registered public accounting firms as required by the Securities Act and the Public Company Accounting Oversight Board. Forvis Mazars, LLP has not, during the periods covered by the financial statements included or incorporated by reference in the Registration Statement and the Prospectus, provided to the Company any non-audit services, as such term is used in Section 10A(g) of the Exchange Act.”

4.            Amendment to Section 5(ss). Section 5(ss) of the Sales Agreement is hereby amended by deleting Section 5(ss) in its entirety and replacing it with the following:

“Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at-the-market” or continuous equity transaction.”

5.            General Provisions

(a)    Continued Effectiveness. This Amendment shall be effective as of the date hereof. Except as contemplated above, the Sales Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof, all references in the Sales Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import referring to the Sales Agreement shall mean the Sales Agreement as amended by this Amendment.

(b)    Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

(c)    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Sales Agreement to be executed as of the date first written above.

COMPANY: AQUA METALS, INC.

By:	/s/ Steve Cotton
Name: Steve Cotton
Title: President and Chief Executive Officer

SALES AGENT: THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer
Name: John J. Borer III
Title: Head of Investment Banking, Senior Managing Director

[Signature page to Amendment No. 1 to Sales Agreement]